Exhibit 15.1

July 29, 2022

The Board of Directors

Prologis, Inc.
San Francisco, California

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated April 26, 2022, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP

Denver, Colorado